N E W S
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        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky  40207-1603
        502/893-4600 o Fax: 502/895-6618





THOMAS INDUSTRIES ANNOUNCES RECORD SECOND QUARTER AND FIRST HALF


     Louisville, Ky., July 20, 2004 - Thomas Industries Inc. (NYSE: TII) today reported that earnings for the second quarter of 2004 were the highest for any second quarter in the Company's history, while sales were a record for any second quarter for the pump and compressor business.

     Net income for the three months ended June 30, 2004, was up four percent, to $9,805,000, or $.55 per share, compared to $9,432,000, or $.54 per share in the second quarter of 2003. Net sales were $102,656,000, up seven percent, as compared to $95,810,000 a year ago. Sales for the quarter and first half were positively impacted by the strength of the Euro.

     For the first half of 2004, net income was a record $20,455,000, or $1.15 per share, compared to $18,238,000, or $1.04 per share for the first six months of 2003. Net sales were $212,174,000, versus $188,156,000 a year ago.

     Expenses related to the planned shutdown of a production facility in Wuppertal, Germany were approximately $1,100,000 and $1,900,000 for the second quarter and first half of 2004, respectively. Additional shutdown charges for the remainder of the year are estimated to be approximately $1,400,000. Also in the second quarter of 2004, Thomas incurred approximately $400,000 in costs related to compliance with the Sarbanes-Oxley Act. Management estimates that additional expenses for Sarbanes-Oxley related activities will be approximately $800,000 for the balance of the year.

     In commenting on the second quarter results, Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries Inc., said, "Despite relatively flat results in North America, we were pleased with the overall performance of our Pump and Compressor Group. Our European Group experienced strong sales in printing and various environmental applications and our Asia Pacific Group had a strong quarter, with gains in their primary markets."

     Brown added, "Operating income was negatively impacted in the second quarter by the strength of the Euro and its effect on inter-company purchases from our German factories. This resulted in lower margins on sales generated outside of the European Community."

     In regard to the performance of Genlyte Thomas Group (GTG), the Company's lighting joint venture, Brown commented, "We are pleased with the continued strong performance of GTG, which contributed a 16 percent increase in equity income over the second quarter of 2003." As previously announced, Thomas has agreed to sell its 32% interest in GTG to The Genlyte Group Incorporated (Nasdaq: GLYT). The closing of this transaction is scheduled for July 31, 2004.

     "Commodity pricing, which significantly impacts our component costs, continues to be a concern especially in steel, copper, aluminum and energy. We have responded with price increases where possible to help offset some of these costs," Brown said. He added, "We have recently broken ground on our new production facility in Wuxi, China, and plan on manufacturing high quality products in this plant in 2005. This should help to positively impact our margins over time by alleviating some of the pricing pressures we are experiencing in key markets, especially from competition out of China."

     In commenting on the outlook for the balance of the year, Brown said, "We expect that the first half of the year will be stronger than the second, where we traditionally see a heavy European vacation period and corresponding customer shutdowns. Sales for the second half will also be impacted by the work down of our past due backlog in Schopfheim, Germany, which benefited sales in the first half. Additionally, the loss of an estimated four to five million dollars of sales for the full year to a medical OEM customer, as previously reported, has now started to impact our shipments, with a greater impact to come in the third and fourth quarter. However, we look forward to new application opportunities as well as additional operational improvements within our pump and compressor business."

     Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 20 countries, spanning five continents. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America.

                                      # # #

     The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. THOMAS INDUSTRIES INC. COMPARATIVE SALES AND INCOME (In Thousands Except Per Share
Data)

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

                                                  THOMAS INDUSTRIES INC.
                                               COMPARATIVE SALES AND INCOME
                                           (In Thousands Except Per Share Data)

For the three months ended June 30:
                                                                                                   %
                                                             2004                  2003          Change
                                                             ----                  ----          ------
      Net Sales                                            $102,656                $95,810        7.1%

      Cost of Product Sold                                   65,093                 62,050
                                                             ------                 ------
      Gross Profit                                           37,563                 33,760

      SG&A Expenses                                          29,368                 25,194
      Equity Income from Lighting (1)                         7,997                  6,887
                                                              -----                  -----
      Operating Income                                       16,192                 15,453         4.8%
      Interest Expense                                          935                  1,026
      Interest Income & Other                                  -172                     94
                                                             ------                 ------
      Income Before Income Taxes                             15,085                 14,521         3.9%
      Income Taxes                                            5,280                  5,079
                                                             ------                 ------
      Net Income Before Minority Interest                     9,805                  9,442
      Minority Interest, net of tax                               0                     10
                                                             ------                 ------
      Net Income                                            $ 9,805                 $9,432        4.0%
                                                            =======                 ======

      Net Income Per Share:
      --  Basic                                               $ .56                  $ .55        1.8%
      --  Diluted                                             $ .55                  $ .54        1.9%
      Dividends Per Share                                    $ .095                 $ .095
      Weighted average number
           of common shares outstanding (2):
           --  Basic                                         17,391                 17,179
           --  Diluted                                       17,781                 17,550

For the six months ended June 30:
                                                                                                   %
                                                             2004                  2003          Change
                                                             ----                  ----          ------
      Net Sales                                            $212,174               $188,156       12.8%

      Cost of Product Sold                                  136,228                121,281
                                                            -------                -------
      Gross Profit                                           75,946                 66,875

      SG&A Expenses                                          58,368                 49,772
      Equity Income from Lighting (3)                        15,419                 13,030
                                                             ------                 ------
      Operating Income                                       32,997                 30,133         9.5%
      Interest Expense                                        1,961                  2,112
      Interest Income & Other                                   434                     55
                                                             ------                 ------
      Income Before Income Taxes                             31,470                 28,076        12.1%
      Income Taxes                                           11,015                  9,821
                                                             ------                 ------
      Income Before Minority Interest                        20,455                 18,255
      Minority Interest, net of tax                               0                     17
                                                             ------                 ------
      Net Income                                           $ 20,455                $18,238        12.2%
                                                           ========                =======

      Net Income Per Share:
      --  Basic                                              $ 1.18                 $ 1.06        11.3%
      --  Diluted                                            $ 1.15                 $ 1.04        10.6%
      Dividends Per Share                                    $  .19                 $  .18
      Weighted average number
           of common shares outstanding (2):
           --  Basic                                         17,355                 17,159
           --  Diluted                                       17,743                 17,514

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

                                                 THOMAS INDUSTRIES INC.
                                       COMPARATIVE INDUSTRY SEGMENT IANFORMATION
                                                     (In Thousands)

For the three months ended June 30:
                                                                                                   %
                                                             2004                  2003          Change
                                                             ----                  ----          ------
Sales & Operating Revenues:
  Pump and Compressor                                    $102,656                 $ 95,810         7.1%
  Lighting                                                     --                      --
                                                      ------------            -------------
      Total                                              $102,656                 $ 95,810         7.1%
                                                      ============            =============

Operating Income (Loss):
  Pump and Compressor                                    $ 10,873                 $ 10,334         5.2%
  Lighting (1)                                              7,997                    6,887        16.1%
  Corporate                                                -2,678                   -1,768        51.5%
                                                      ------------            -------------
      Total                                              $ 16,192                 $ 15,453         4.8%
                                                      ============            =============

For the six months ended June 30:
                                                                                                   %
                                                             2004                  2003          Change
                                                             ----                  ----          ------
Sales & Operating Revenues:
  Pump and Compressor                                    $212,174                 $188,156        12.8%
  Lighting                                                     --                      --
                                                      ------------            -------------
      Total                                              $212,174                 $188,156        12.8%
                                                      ============            =============

Operating Income (Loss):
  Pump and Compressor                                     $22,516                  $20,659         9.0%
  Lighting (3)                                             15,419                   13,030        18.3%
  Corporate                                                -4,938                   -3,556        38.9%
                                                      ------------            -------------
      Total                                               $32,997                  $30,133         9.5%
                                                      ============            =============





(1)  Consists of equity income of $8,033,000 in 2004 and $6,952,000 in 2003 from our
      32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $36,000 in 2004 and $65,000 in 2003 related to expense recorded for Thomas Industries stock options issued to GTG employees.
(2)  As of July 19, 2004, the actual common shares outstanding is 17,453,071.
(3)  Consists of equity income of $15,545,000 in 2004 and $13,174,000 in 2003 from our
      32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $126,000 in 2004 and $144,000 in 2003 related to expense recorded for Thomas Industries stock options issued to GTG employees.



THE FOREGOING UNAUDITED FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF THOMAS INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.

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